UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2005

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 13, 2005, the Board of Directors of Openwave Systems Inc. (the “Company”) adopted a cash compensation program for its non-employee Directors consisting of: (1) a $25,000 annual retainer; (2) additional annual retainers for service as the non-executive Board chairperson ($20,000), Audit Committee chairperson ($30,000), Compensation Committee chairperson ($15,000) or other regular Board committee chairperson ($10,000); (3) additional annual retainers for service on the Audit Committee ($15,000), the Compensation Committee ($9,000) or other Board committee ($5,000); and (4) meeting fees for attendance at meetings of the Board ($2,000 for each Board meeting), Audit Committee ($2,000 for each Audit Committee meeting attended over eight meetings a year) and other Board committees ($1,500 for each other regular Board committee meeting attended over five meetings a year). The program is effective as of at the beginning of fiscal year 2006.

On October 13, 2005, the Compensation Committee of the Board of Directors of the Company approved stock grants to David Peterschmidt, the Company’s Chief Executive Officer, of (1) an option to purchase 750,000 shares of the Company’s common stock with an exercise price equal to the fair market value on the date of grant (with vesting ratably on a monthly basis over a four-year period) on the Company’s standard form of non-qualified stock option agreement under the Company’s 1995 Stock Plan, and (2) a restricted stock award of 100,000 shares of the Company’s common stock on the Company’s standard form of restricted stock purchase agreement under the Company’s 1995 Stock Plan (vesting after three years from the date of grant, however, if the Company achieves certain financial targets for the 12 month period coinciding with the 2006 calendar year, this stock grant will become 100% vested on the date that the Compensation Committee certifies the Company’s achievement of those goals following the completion of the preparation of financial statements covering that period). The vesting of both the options and the restricted stock is contingent upon continued employment on the applicable vesting date. A letter confirming the stock option grant and restricted stock award is attached here to as Exhibit 99.1.

On October 14, 2005, the Company, and David Whalen, formerly Vice President and General Manager of the Company’s business operations in the Americas, entered into a new employment agreement, effective October 3, 2005. Under this agreement, Mr. Whalen: (i) agreed to serve as Senior Vice President of Worldwide Sales; (ii) is entitled to an annual base salary of $250,000; and (iii) will be eligible for an executive incentive cash bonus award under the Company’s 2005 General Manager Sales Incentive Plan targeted at $250,000. The actual bonus payout shall be determined based upon achievement level against financial and performance objectives. The foregoing description of the agreement is qualified in its entirety by the terms of the agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference. The Company and Mr. Whalen also entered into the following two agreements at the same time.

The Company and Mr. Whalen also entered into the Company’s standard executive change of control severance agreement, effective October 3, 2005. The agreement provides that 50% of Mr. Whalen’s then-unvested options and shares of restricted stock will vest upon a “change of control” (as defined therein), and that, if employment is terminated (other than as a result of death or disability) either by the Company without “cause” (as described therein) or as a result of a “involuntary termination” (as described therein) within the period commencing two months preceding the change of control and ending twenty-four months following the change of control, any remaining unvested options and shares of restricted stock shall vest and Mr. Whalen shall receive severance payments equal to one year’s base salary. The foregoing description of the executive change of control severance agreement is qualified in its entirety by the terms of the form of change of control severance agreement which was previously filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K dated September 28, 2001.

The Company and Mr. Whalen also entered into the Company’s standard director and executive officer indemnification agreement (the “Indemnification Agreement”). The Indemnification Agreement provides for indemnification of Mr. Whalen for expenses, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his services as an officer or at the Company’s request. The Company’s form of indemnification agreement was previously filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K dated September 28, 2001.

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Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Employment Offer Letter Agreement by and between Openwave Systems Inc. and David Whalen, dated October 14, 2005.

99.1	Letter to David Peterschmidt, dated October 18, 2005, confirming Stock Option Grant and Restricted Stock Award.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ DOUGLAS SOLOMON
Name:	Douglas Solomon
Title:	Vice President and Assistant Secretary

Date: October 19, 2005

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Offer Letter Agreement by and between Openwave Systems Inc. and David Whalen, dated October 14, 2005.

99.1	Letter to David Peterschmidt, dated October 18, 2005, confirming Stock Option Grant and Restricted Stock Award.

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